                              SECURITY AGREEMENT
                              ------------------

                             (Cenco Europe, Inc.)

     THIS AGREEMENT made as of this 31st day of October, 1997, by and between Cenco Europe, Inc., a Minnesota corporation, of Minneapolis, Minnesota herein called "Company") and Comerica Bank (successor in interest by reason of merger to Manufacturers Bank, N.A., formerly known as Manufacturers National Bank of Detroit, a Michigan banking corporation, of Detroit, Michigan (herein called "Bank");

     WITNESSETH:

     WHEREAS, Cade Industries, Inc. ("Borrower") has requested that Bank make certain credit available to Borrower and Bank has agreed to do so upon the condition, among others, that Company grant Bank a security interest in certain of Company's assets;

     NOW, THEREFORE, in consideration of the premises and to induce Bank to make such loans and extend such other credit to Company and/or Borrower and for other valuable consideration, Company and Bank agree as follows:

     1.   GRANT OF SECURITY INTEREST

     1.1 Company hereby assigns, transfers, mortgages, pledges and delivers to Bank and conveys and grants to Bank a continuing security interest in the following described property of Company whether it is now owned or existing or hereafter arising or acquired (all of which is herein called "Collateral"):

     (a) all accounts, accounts receivable, rights under contracts, chattel paper, tax refunds, general intangibles, instruments, and all obligations due Company for goods sold or to be sold, or leased or to be leased, or services rendered or to be rendered, (all of the foregoing being herein called "Accounts");

     (b) all inventory, whether raw materials, work-in-process, finished goods, parts or supplies or otherwise; all goods, merchandise and other property held for sale or lease or to be furnished under any contract of service; and all documents of title covering any goods which are or are to become inventory (all of the foregoing being herein called "Inventory");

     (c) all machinery, equipment, furniture, trade fixtures, tools, motor vehicles, and all accessories, parts and equipment now or hereafter affixed thereto or used in connection therewith, and all other tangible personal property (all of the foregoing being herein called "Equipment"); and

     (d) all cash and non-cash proceeds of any of the foregoing received upon the sale, exchange, collection or other disposition of same including without limitation all insurance payable by reason of loss or damage to any of the foregoing.

     2.   OBLIGATIONS

     2.1 The Collateral shall be security for the following described obligations and all full or part extensions and renewals thereof (all of which is herein called "Indebtedness"):

     (a) all liabilities and obligations of Borrower under that certain Second Amended and Restated Credit Agreement dated as of October 31, 1997 made between Borrower and Bank and all present and future amendments thereto (herein called "Loan Agreement") and the Notes issued thereunder, excluding, however, any obligations and liabilities of Borrower to Bank under Section 1.A of the Loan Agreement; provided, however, upon the occurrence of a Collateral Trigger Event (as defined in the Loan Agreement) all obligations and liabilities of Company and/or Borrower to Bank shall constitute Indebtedness for purposes of this Agreement;

     (b) all liabilities and obligations of Company to Bank under that certain Guaranty Agreement dated as of October 31, 1997 from Company to Bank pursuant to which Company has guaranteed certain indebtedness and obligations of Borrower to Bank; provided, however, Company's obligations with respect to Borrower's obligations to Bank under
          Section 1.A of the Loan Agreement shall not constitute Indebtedness secured hereunder until the occurrence of a Collateral Trigger Event (as defined below);

     (c) any and all other present and future liabilities and obligations of Company and/or Borrower to Bank, including letter of credit reimbursement obligations, howsoever evidenced, existing, arising, or acquired by Bank, whether direct or indirect, joint or several, absolute or contingent, due or to become due, now existing or hereafter arising but excluding any liabilities and obligations of Borrower to Bank under that certain promissory note dated October 31, 1997 in the principal amount of Nine Million Dollars ($9,000,000) and any extensions or renewals thereof; provided, however, upon the occurrence of a Collateral Trigger Event (as defined in the Loan Agreement) all

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

          obligations and liabilities of Company and/or Borrower to Bank shall constitute Indebtedness for purposes of this Agreement; and

     (e) any and all of Bank's costs and expenses (including reasonable attorneys' fees and legal expenses) incurred in the preparation hereof, the filing or recording of any financing statement or other document, the protection or preservation of the Collateral, the collection and/or repossession of the Collateral, or the enforcement of its rights hereunder.

     3.   REPRESENTATIONS AND WARRANTIES

     Company represents and warrants that:

     3.1 Company owns the Collateral free and clear of all liens, encumbrances and security interests other than in favor of Bank or as permitted by the Loan Agreement ("Permitted Liens") and no financing statement other than to Bank or with respect to the Permitted Liens has been given or has been filed with any recording officer with respect to any of the Collateral. Company has full power and right to grant the security interest granted by it under this Agreement.

     3.2 The Collateral is located at the locations listed in Exhibit A attached hereto and in no other states or jurisdictions.

     3.3 All records concerning the Collateral are located at 2930 Anthony Lane Minneapolis, MN 55418 and at no other place.

     3.4 The chattel paper is genuine, valid and subsisting, and in all respects what it purports to be and no event has occurred or condition exists which is or with the passage of time and/or giving of notice would be an event of default thereunder.

     3.5 The accounts and accounts receivable included in the Accounts are genuine and valid obligations due or to become due to Company, and Company hereby confirms that the value of same is as has been represented to Bank and that when taken as a whole said accounts and accounts receivable are not subject to offsets or counterclaims materially reducing the aggregate value thereof.

     3.6 The Equipment is and will continue to be used by Company in the operation of its business and is not held for sale or lease and does not constitute inventory as such term is defined in the Uniform Commercial Code as adopted in Michigan and does not constitute real estate fixtures under applicable law.

     4.   PERFECTION OF SECURITY INTEREST

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

     4.1 Company agrees to furnish such financing statements (and amendments thereto and continuations thereof) as Bank may at any time request, to cause same to be filed in all public offices deemed necessary by Bank, to pay all costs of filing, and to do such other acts and things as Bank may at any time request to establish and maintain for Bank a valid first priority security interest in the Collateral.

     4.2 Company agrees upon the request of Bank, to cause all certificates of title for all motor vehicles comprising part of the Collateral to be issued and/or reissued reflecting Bank thereon as secured party or the equivalent.

     4.3 Company agrees to note the security interest of Bank, in form satisfactory to Bank, on all items of chattel paper comprising part of the Collateral.

     4.4 Company agrees to notify Bank of all changes in Company's name, legal structure, or chief executive office, or in the location of the Collateral or Company's records concerning same and to file or cause to be filed all financing statements or amendments necessary or appropriate to establish and maintain for Bank a valid first priority security interest in all the Collateral subject only to Permitted Liens.

     5.   COVENANTS

     Company covenants and agrees that so long as Bank has any obligation or commitment to lend to Company or so long as any part of the Indebtedness remains unpaid it will:

     5.1 Keep the Collateral and all records concerning the Collateral at the locations set forth in Sections 3.2 and 3.3 hereof.

     5.2 Not permit any part of the Equipment to become or constitute a real estate fixture under applicable law.

     5.3 Maintain insurance on the Inventory and the Equipment with an insurance company reasonably satisfactory to Bank against such risks and in such amounts as Bank may reasonably require and which are against such risks and in such amounts as are customary and prudent for businesses similar to Company in size and nature with the loss payable under any such policy to Company and Bank as their interests may appear; all said policies or copies thereof, with all endorsements thereon, to be deposited with Bank. The proceeds of any such insurance shall, subject to the provisions of Section 9.11 hereof, be applied, at Bank's option, to replacement of the Collateral or payment of the Indebtedness, whether or not then due; provided, however, if no default hereunder then exists, proceeds of any such insurance payable

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

with respect to a claim which is in an amount less than $25,000 may be paid directly to Company.

     5.4 Maintain the Inventory and the Equipment in good condition, ordinary wear and tear excepted, pay all taxes and assessments applicable thereto, and not use them or permit their use for any unlawful purpose or in any manner likely to cause a material decline in its value. Company may, at its expense and in its own name, in good faith contest any such taxes or assessments and, in the event of such contest may permit the taxes or assessments to remain unpaid during the pendency of such contest and any appeal therefrom unless Bank shall notify Company that, in the opinion of Bank's counsel, by nonpayment of any such items, the lien of this Agreement will be materially endangered or the Collateral or any part thereof may be subject to loss or forfeiture, in which event such taxes or assessment shall be paid promptly.

     5.5 Timely perform its obligations and take all reasonable actions under any and all contracts and agreements which are or will be part of the Collateral to insure that all persons or parties obligated to Company thereon may not avail themselves of defenses, offsets or counterclaims, and take all action necessary and appropriate to enforce and collect all obligations due Company on the Accounts or any other part of the Collateral.

     5.6 Not sell, transfer, assign or otherwise dispose of any part of the Collateral (other than Inventory, but in such case only in the ordinary course of Company's business and Equipment which is obsolete or no longer useful in the operation of Company's business, but in such case only in the ordinary course of Company's business with the book value of the Equipment so disposed not to exceed $50,000 in the aggregate during any single fiscal year of Company) or give up possession or control thereof or create or permit to exist any lien or encumbrance on or security interest in any part thereof except to Bank and the Permitted Liens.

     5.7 Furnish Bank such information concerning Company and the Collateral as Bank may at any time reasonably request.

     5.8 Permit Bank to, upon written request and upon reasonable notice, through its authorized attorneys, accountants, and representatives, during normal business hours, examine and inspect the Collateral and to inspect, audit and make copies of and extracts from all records and documents pertaining to the Collateral .

     5.9 Promptly notify Bank of any actual or imminent material decline in the value of the Collateral (other than a decline in value resulting from ordinary use and depreciation or from obsolescence).

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

     5.10 Promptly upon Bank's request deliver to Bank, appropriately endorsed to the order of Bank, any note, trade acceptance, chattel paper or other instrument or writing for the payment of money which shall be received by Company and which may at any time evidence any obligation to Company arising from any of the Accounts.

     5.11 Reimburse Bank for all costs and expenses (including reasonable attorneys' fees and legal expenses) incurred by Bank in preserving or protecting the Collateral (including without limitation payment of taxes, insurance premiums, and costs of maintenance and repairs) or in seeking to collect or enforce any rights under the Collateral or collecting the Indebtedness and enforcing its rights hereunder, together with interest thereon from the date of advance thereof at the highest rate per annum then borne by any part of the Indebtedness.

     6.   REMITTANCE BASIS LOANS

     6.1 Company agrees that at the option of Bank exercisable only after a default described in Section 7.1 hereof, the Indebtedness shall be on a remittance basis and the following provisions shall apply:

     (a) Company shall maintain a lock box in its name with Bank and Company shall direct account debtors to pay all accounts receivable credited from the date hereof into such lock box. Bank shall forward to Company all documentation received in connection with such payments.

     (b) Company will forthwith, upon receipt, transmit and deliver to Bank, in the form received, all cash, checks, drafts and other instruments for the payment of money (properly endorsed, where required, so that such items may be collected by Bank) which may be received by Company at any time in full or partial payment of any of the Collateral. Any such items which may be so received by Company will not be commingled with any other of its funds or property, but will be held separate and apart from its own funds or property and upon express trust for Bank until delivery is made to Bank.

     (c) All items or accounts which are delivered by Company to Bank on account of partial or full payment of, or any other amount payable with respect to, any of the Collateral shall, at Bank's option, be applied to payment of the Indebtedness whether then due or not, in such order of application as Bank may determine or, at Bank's option, shall be immediately deposited to the credit of the lock box account (herein called the

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

          "Assignee Deposit Account") of Company with Bank, as security for payment of the Indebtedness. Company shall have no right to withdraw any funds deposited in the Assignee Deposit Account. On each business day, Bank shall apply all or any of the balance then representing collected funds in the Assignee Deposit Account, toward payment of the Indebtedness, whether or not then due, in such order of application as Bank may determine, and Bank may, from time to time, in its discretion, release all or any of such balance to Company; provided, however, that so long as no default shall exist hereunder, collected funds in the Assignee Deposit Account shall be applied only toward the part of the indebtedness evidenced by the Line of Credit Note.

     7.   DEFAULTS

     7.1 It shall be a default under this Agreement if any of the following shall occur:

     (a) nonpayment of any amount payable on any of the Indebtedness on the due date thereof and expiration of any period of grace applicable thereto;

     (b) the occurrence of an event of default under any other obligation included in the Indebtedness and in such event, expiration of any period of grace applicable thereto;

     (c) any failure to perform any of the obligations of Company under Sections 4.1, 4.2, 4.3, 5.4, 5.5, 5.7, or 5.11 and continuance thereof for five (5) days after written notice thereof by Bank to Company;

     (d) any failure to perform any of the other obligations of Company hereunder or under any agreement secured hereby and continuance thereof in either event beyond any applicable period of grace;

     (e) failure of any representation or warranty of Company herein to be true in all material respects when made;

     (f) a material decline in the value of the Collateral or any significant part thereof from any cause whatsoever (excluding any decline in value from ordinary use and depreciation, from obsolescence or from an insured casualty loss).

     8.   REMEDIES

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

     8.1 In the event of a default hereunder, in addition to any rights Bank may have under any other agreement or by law, Bank may take any or all of the following actions:

     (a)  declare all of the Indebtedness immediately due and payable;

     (b) require Company to assemble the Collateral or any part thereof and deliver same to Bank at a place designated by Bank reasonably convenient to Company;

     (c) take possession of the Collateral and any records concerning same wherever it or they may be found, with or without process of law, using such force as may be necessary, and at Bank's option, leave any part of the Collateral on Company's premises (rendered unusable, if Bank shall so elect, by any reasonable means which causes no damages to the Collateral) and dispose of the Collateral from said premises;

     (d) sell, transfer and otherwise dispose of the Collateral or any part thereof in any way permitted or not prohibited by applicable law;

     (e) notify, or require Company, at Company's expense, to notify, any person or party obligated on any of the Collateral to make payment to Bank of any amounts due or to become due thereunder; enforce collection of any of the Collateral by suit or otherwise; and surrender, release or exchange all or any part thereof or settle, adjust or compromise or extend or renew for any period (whether or not longer than the original period) any claim or indebtedness thereunder or evidenced thereby; and endorse Company's name on any commercial paper given in payment; and generally do in Company's name, place and stead anything which Company could do itself, all as Bank in its sole discretion shall deem necessary or appropriate to realize on the Collateral;

     (f) complete, in Bank's sole discretion, any work in process prior to disposition thereof;

     (g) make or effect any necessary repairs to or maintenance on any of the Collateral;

     (h) obtain insurance coverage, conforming to the requirements of this Agreement, on any of the Collateral; and

     (i)  pay any taxes applicable to any of the Collateral.

     8.2 Any disposition by Bank of the Collateral or any part thereof shall be deemed made with reasonable and sufficient notice thereof, if Bank, at least five (5) days prior to the specified date of disposition, shall deposit in the mail, postage prepaid, addressed to Company's last address known to Bank, and sent by registered or certified mail, return receipt requested, a notice of the time, place and manner of such disposition. Company agrees that no such notice need be given by Bank if Bank in its sole discretion determines that the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a stock or commodity exchange or other recognized market.

     9. MISCELLANEOUS

     9.1 Bank shall have no duty to protect, preserve or enforce rights in or to the Collateral or with respect to any goods evidenced thereby, other than a duty of reasonable custodial care of the Collateral in its possession.

     9.2 Effective after the occurrence of a default as described in Section 7.1, Company makes, constitutes and appoints Bank its true and lawful attorney-in-fact with full power of substitution to take any action in furtherance of this Agreement, including, without limitation, the signing of financing statements, endorsing of instruments, and the execution and delivery of all documents and agreements necessary to obtain or accomplish any protection for or collection or disposition of any part of the Collateral. Such appointment shall be deemed irrevocable and coupled with an interest.

     9.3 Any transferee of, or endorser, guarantor or surety or any pledgor or other party providing security paying the Indebtedness secured hereby may take over all or any part of the Collateral subject hereto, and shall succeed to all rights of the Bank in respect thereto and the Bank shall be under no further responsibility therefor, but no party shall succeed to any of the rights of Bank so long as any part of the Indebtedness remains unpaid to Bank.

     9.4 Company hereby waives all defenses otherwise available to parties secondarily or in any other degree liable or whose property stands as security for the Indebtedness, including, without being limited to, the following: presentment, demand, protest and notice of dishonor and nonpayment with respect to any of the Indebtedness, the enforcement and preservation of any lien or right of set off otherwise held by the Bank, and the enforcement and preservation of any of the Indebtedness or of any guaranty or other undertaking. Company agrees that Bank may enforce any security interest granted hereunder without being obligated first to enforce any other security interest, mortgage, guaranty or other source of collection whether granted by Company or any other person.

     9.5 This Agreement shall not be construed in any way to obligate Bank to take any action with respect to any of Company's obligations or duties for or under any part of the Collateral, including without limitation all of Company's obligations under this Agreement or under any contract or agreement which is or will be or will give rise to any part of the Collateral.

     9.6 No delay on the part of Bank in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by Bank of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

     9.7 This Agreement has been delivered at Detroit, Michigan, and shall be construed in accordance with the laws of the State of Michigan.

     9.8 Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     9.9 The rights granted Bank hereunder are cumulative and in addition to any other rights which Bank may have by other agreement or under applicable law.

     9.10 Any notice to Company, if mailed, shall be deemed to be completed upon mailing by registered or certified mail, return receipt requested, addressed to Company at its chief executive office, or the address set forth below, or at any other address Company has provided to Bank.

     9.11 If the Collateral or any part thereof shall be damaged, Company shall give prompt notice of such occurrence to Bank and shall, except as otherwise provided in Section 5.3 with respect to certain insurance claims in an amount less than $25,000, deposit all insurance or other moneys received for such loss with Bank. As soon as practical, but no later than 120 days after such damage, Company shall elect in writing to Bank whether to restore or replace the property or prepay the Indebtedness. Company may only restore or replace the Collateral, if, in the reasonable judgment of Bank, Company has reasonably demonstrated that it has available to it sufficient moneys to undertake such restoration or replacement.

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

     9.12 This Agreement shall be binding upon Company and its successors and assigns and shall inure to the benefit of Bank and its successors and assigns.

     WITNESS the due execution hereof as of the day and year first above written.

                                    CENCO EUROPE, INC.



Address:                            By:/s/ Edward B. Stephens
                                       ----------------------

2930 Anthony Lane                   Its: Vice President
Minneapolis, MN 55418                   ---------------------


Accepted:

COMERICA BANK


By: Lori M. Fisher
   --------------

     Its: Vice President
         --------------

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